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PROSPECTUS SUPPLEMENT NO. 1                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated February 13, 1998)         File Number 333-45825


                                 OMNICARE, INC.
                 $345,000,000 PRINCIPAL AMOUNT OF 5% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2007
                    (Interest payable June 1 and December 1)

                         ------------------------------

                        8,976,222 SHARES OF COMMON STOCK

                         ------------------------------

         This Prospectus Supplement supplements the Prospectus dated February 13, 1998 (the "Prospectus") relating to (i) $345,000,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicare, Inc., a Delaware corporation (the "Company"), (ii) 8,712,121 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Conversion Shares") and (iii) 264,101 additional shares of Common Stock. The Debentures and the Conversion Shares are being offered for the account of the holders thereof or by their transferees, pledgees, donees or successors. The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities, Inc., Smith Barney Inc. and William Blair & Company, L.L.C. in December 1997 in connection with a private offering. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Prospectus.

         The Common Stock is traded on the NYSE under the symbol "OCR." On February 24, 1998, the closing price of the Common Stock on the NYSE Composite Tape was $35.188.

         The following table sets forth certain information concerning Argent Classic Convertible Arbitrage Fund (Bermuda) L.P., Argent Classic Convertible Arbitrage Fund L.P., Bear, Sterns & Co., Inc., Chrysler Corporation Master Retirement Trust, Combined Insurance Company of America, Hughs Aircraft Company Master Retirement Trust, Partner Reinsurance Company Ltd., The Lutheran Church - Missouri Synod, and Vanguard Convertible Securities Fund, Inc. (the "Selling Securityholders") who have provided the Company with notice as of the date of this Prospectus Supplement pursuant to the Registration Rights Agreement of such Selling Securityholders' intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement. This information supplements the information contained in the Prospectus under the caption "Selling Securityholders." Neither the Selling Securityholders nor any of their affiliates have held any position or office with, been employed by or otherwise has had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus Supplement. Because the Selling Securityholders may offer all or some portion of the Debentures and Conversion Shares, no estimate can be given as to the percentage of Debentures or Common Stock that will be held by the Selling Securityholders upon termination of sales pursuant to this Prospectus Supplement.


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

                                                        Percentage of
                            Principal Amount       Debentures Outstanding                             Percentage of Common
                             of Debentures           Beneficially Owned       Conversion Shares        Stock Beneficially
            Name            that May be Sold           Before Offering        That May Be Sold**      Owned Before Offering
            ----             ---------------         ------------------       ------------------      ---------------------
Argent Classic Convertible        $3,500,000                1.01%                   88,383                      *
Arbitrage Fund (Bermuda)
L.P.


Argent Classic Convertible        $1,500,000                  *                     37,878                      *
Arbitrage Fund L.P.

Bear, Sterns & Co., Inc.          $1,000,000                  *                     25,252                      *

Chrysler Corporation Master       $3,255,000                  *                     82,196                      *
Retirement Trust

Combined Insurance Company          $860,000                  *                     21,717                      *
of America

Hughs Aircraft Company            $1,690,000                  *                     42,676                      *
Master Retirement Trust

Partner Reinsurance Company         $340,000                  *                      8,585                      *
Ltd.

The Lutheran Church  -            $2,000,000                  *                     50,505                      *
Missouri Synod

Vanguard Convertible              $3,010,000                  *                     76,010                      *
Securities Fund, Inc.

----------------

*    Less than 1%.

** Assumes conversion of full amount of Debentures held by such holder at the initial rate of $39.60 in principal amount of Debentures per share of Common Stock.

           The date of this Prospectus Supplement is February 26, 1998



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